    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 2001
                                                      REGISTRATION NO. 333-
          POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-64511
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                       COMMERCIAL NET LEASE REALTY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    MARYLAND
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

                                   56-1431377
                       (IRS EMPLOYER IDENTIFICATION NO.)

                                                                     KEVIN B. HABICHT, CHIEF FINANCIAL OFFICER
                                                                         COMMERCIAL NET LEASE REALTY, INC.
             450 SOUTH ORANGE AVENUE, SUITE 900                          450 SOUTH ORANGE AVENUE, SUITE 900
                   ORLANDO, FLORIDA 32801                                      ORLANDO, FLORIDA 32801
                 TELEPHONE: (407) 265-7348                                   TELEPHONE: (407) 265-7348
(ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING  (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
  AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)            INCLUDING AREA CODE OF AGENT FOR SERVICE)

                               ------------------

                                   COPIES TO:

                             JOHN M. MCDONALD, ESQ.
                                  SHAW PITTMAN
                              2300 N STREET, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 663-8000
                               ------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 From time to time following the effective date of this Registration Statement.
                               ------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act of 1933, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

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
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
                                                                        PROPOSED         PROPOSED
                                                           AMOUNT       MAXIMUM          MAXIMUM           AMOUNT OF
                TYPE OF EACH CLASS OF                       BEING       OFFERING    AGGREGATE OFFERING    REGISTRATION
           SECURITIES TO BE REGISTERED(1)                REGISTERED      PRICE         PRICE(2)(4)         FEE(3)(4)
Debt Securities......................................
Preferred Stock, $0.01 par value.....................
Depositary Shares....................................
Common Stock, $0.01 par value(5).....................    $20,000,000      (6)          $20,000,000         $5,000(7)
Common Stock Warrants................................
----------------------------------------------------------------------------------------------------------------------

(1) Offered securities registered hereunder may be sold separately, together or as units with other offered securities registered hereunder.
(2) In U.S. dollars or the equivalent thereof at the time of sale for any debt security denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European currency units).
(3) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or shares of preferred stock. The aggregate maximum public offering price of all offered securities issued pursuant to this registration statement will not exceed $200,000,000. Debt securities may be issued with original issue discount such that the aggregate initial public offering price will not exceed $200,000,000.
(4) Does not include $180,000,000 of unissued offered securities previously registered under Registration Statement No. 333-64511. A registration fee of $56,000 was previously paid with respect to such amount.
(5) Including such indeterminate number of shares of common stock as may from time to time be issued at indeterminate prices or issuable upon exercise of the common stock warrants to purchase common stock registered hereunder, as the case may be.
(6) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.
(7) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the prospectus included herein also relates to Registration Statement No. 333-64511.
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

Commercial Net Lease Realty, Inc.

                                  $200,000,000
                       COMMERCIAL NET LEASE REALTY, INC.
              DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES,
                     COMMON STOCK AND COMMON STOCK WARRANTS
                         ------------------------------

     We, Commercial Net Lease Realty, Inc., may from time to time offer, in one or more series, the following:

     - our debt securities which may be either senior debt securities or subordinated debt securities;

     - shares of our preferred stock;

     - shares of our preferred stock represented by depository shares;

     - shares of our common stock; and/or

     - warrants to purchase shares of our common stock.

     We will offer such securities at an aggregate initial public offering price of up to $200,000,000 on terms we will determine at the time we offer such securities. We may offer our debt securities, preferred stock, depository shares, common stock and warrants separately or together, in separate classes or series, in amounts, at prices and on terms that we will provide in an applicable prospectus supplement to this prospectus and will include, where applicable, the following:

     - in the case of our debt securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at our option or repayment at your option, terms for sinking fund payments, terms for conversion into shares of our common stock or other securities offered by us, and any public offering price;

     - in the case of shares of our preferred stock, the designation of any series, any dividend, liquidation, redemption, sinking fund, conversion, voting and other rights, preferences and limitations, and the public offering price;

     - in the case of shares of our depository shares, the number of whole or fractional shares of the preferred stock represented by each such depository share;

     - in the case of shares of our common stock, any public offering price; and

     - in the case of shares of our warrants, the duration, offering price, exercise price and detachability.

     We also may include limitations on direct or beneficial ownership and restrictions on transfer of our securities being offered that we believe are appropriate to preserve our status as a real estate investment trust for federal income tax purposes.

     The applicable prospectus supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, our securities covered by such prospectus supplement.

     Our securities may be offered directly, through agents we may designate from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable prospectus supplement. See "Plan of Distribution." None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of such class or series of the securities.
                         ------------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                         ------------------------------
                THE DATE OF THIS PROSPECTUS IS JANUARY 16, 2001.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and in accordance therewith we are required to file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy the reports, proxy statements and other information we have filed with the Securities and Exchange Commission, at the Securities and Exchange Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the ticker symbol "NNN." You may inspect our reports, proxy statements and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We have filed with the Securities and Exchange Commission a registration statement (of which this prospectus is a part) on Form S-3 under the Securities Act of 1933, as amended, with respect to our securities. This prospectus does not contain all of the information set forth in the registration statement, including the exhibits and schedules thereto, certain parts of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any document are necessarily summaries of such documents, and in each instance reference is made to the copy of such documents filed with the Securities and Exchange Commission, each such statement being qualified in all respects by such reference. For further information, regarding us and our securities being offered, please read the registration statement and such exhibits and schedules filed or incorporated as a part thereof which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We incorporate by reference the documents listed below which we have filed under the Securities Exchange Act of 1934, as amended (Exchange Act file number 0-12989) with the Securities and Exchange Commission:

          a. Annual Report on Form 10-K for the fiscal year ended December 31, 1999.
          b. Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999.
          c. Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.
          d. Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2000.
          e.  Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.
          f. Current Report on Form 8-K dated September 20, 2000, filed by us with the Securities and Exchange Commission on September 20, 2000.
          g. Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

     All documents we have filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended subsequent to the date of this prospectus and prior to the termination of the offering of our securities shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents), at no cost, by writing or telephoning our offices at the following address:

                       Commercial Net Lease Realty, Inc.,
                      450 South Orange Avenue, Suite 900,
                             Orlando, Florida 32801
                          Attention: Kevin B. Habicht,
                       (telephone number (407)265-7348).

                       COMMERCIAL NET LEASE REALTY, INC.

     We are a fully integrated self-administered real estate investment trust, incorporated in Maryland, formed in 1984. We acquire, own, develop and manage a diversified portfolio of high-quality, single-tenant, freestanding properties leased to major retail businesses generally under full-credit, long-term commercial net leases. As of September 30, 2000, we owned 268 properties and had a 20 percent ownership interest in nine additional properties held in an unconsolidated partnership. Our properties were acquired for an aggregate purchase price of approximately $728.5 million and have an annualized cash on cost return (measured on an inclusive cost basis which means all costs related to acquisitions, including but not limited to the purchase price, legal fees and expenses, commissions and title insurance), of approximately 10.27 percent.

     We acquire, own, develop and manage freestanding retail properties that are located within intensive commercial corridors near traffic generators such as regional malls, business developments and major thoroughfares. These properties, which generally have purchase prices of up to $10 million, attract a wide array of established retail tenants, such as Barnes & Noble, Eckerd Drug and OfficeMax. Consequently, our management believes that such properties offer attractive opportunities for stable current returns and potential capital appreciation. In addition, our management believes that the location and design of properties in this niche provide flexibility in use and tenant selection and an increased likelihood of advantageous re-lease terms upon expiration or early termination of the related leases.

     We generally acquire properties that are newly constructed or re-developed as of the time of acquisition. In addition, we generally acquire properties that are subject to a lease in order to avoid the risks inherent in initial leasing. Our leases typically provide that the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance, and generally also provide that the tenant is responsible for roof and structural repairs. Our leases typically do not limit our recourse against the tenant and any guarantor in the event of a default and for this reason are considered "full-credit" leases. Our properties are leased on a long-term basis, generally 10 to 20 years, with renewal options for an additional 10 to 20 years. As of September 30, 2000, the average remaining initial lease term of our properties was approximately 13 years. Leases representing approximately 69.3 percent of annualized base rental income from our properties as of September 30, 2000, have initial terms extending until at least December 31, 2011. Approximately 83.1 percent of annualized base rental income is derived from leases that provide for periodic, contractually fixed increases in base rent.

     Our principal office is located at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801 and our telephone number is (407)265-7348.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include the repayment of certain indebtedness outstanding at such time, the acquisition of single tenant freestanding properties as suitable opportunities arise and the expansion and improvement of certain properties in our portfolio.

       RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     Our ratio of earnings to fixed charges for the nine months ended September 30, 2000 was 2.26, and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995 was 2.45, 3.05, 3.43, 3.49 and 4.06, respectively. Earnings from operations for the nine months ended September 30, 2000 and for the years ended December 31, 1999 and 1998 includes a non-cash charge of $1.1 million, $9.8 million and $5.5 million, respectively associated with the costs incurred in acquiring our advisor from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the nine months ended September 30, 2000 and for the years ended December 31, 1999 and 1998 would be 2.31, 2.87 and 3.41, respectively. There were no shares of our preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges.

     For the purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before taxes. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     Our debt securities will be secured or unsecured direct obligations and may be senior or subordinated to our other indebtedness. Our debt securities may be issued under one or more indentures, each dated as of a date before the issuance of the debt securities to which it relates and in the form that has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. Each such indenture will be entered into between us and a trustee, which may be the same trustee. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the indenture and our debt securities are summaries of the provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture and our debt securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the indenture.

TERMS

     The particular terms of our debt securities offered by a prospectus supplement will be described in the particular prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities as described herein and in the applicable indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of our debt securities, reference must be made to both the prospectus supplement relating thereto and the description of the debt securities set forth in this prospectus.

     Except as set forth in any prospectus supplement, the debt securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by our Board of Directors or as set forth in the applicable indenture or one or more indentures supplemental to the indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

     Each indenture will provide that we may, but need not, designate more than one trustee thereunder, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. If two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee and, except as otherwise indicated herein, any action described herein to be taken by a trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

     The following summaries set forth certain general terms and provisions of the indenture and our debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of such debt securities, including the following specific terms:

          (1) the title of such debt securities;

          (2) the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such debt securities which is convertible into shares of our common stock or other equity securities, or the method by which any such portion shall be determined;

          (4) if such debt securities are convertible, any limitation to the ownership or transferability of shares of our common stock or other equity securities into which such debt securities are convertible in connection with the preservation of our status as a REIT;

          (5) the date or dates, or the method for determining the date or dates, on which the principal of such debt securities will be payable;

          (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

          (7) the date or dates, or the method for determining the date or dates, from which any such interest will accrue, the dates upon which any such interest will be payable, the record dates for payment of such interest or the method by which any such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) the place or places where the principal of (and premium, if any) or interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for conversion or registration of transfer or exchange, and where notices or demands to or upon us in respect to such debt securities and the applicable indenture may be served;

          (9) the period or periods within which, the price or prices at which, and the terms and conditions upon which such debt securities may be redeemed, as a whole or in part, at our option, if we have such an option;

          (10) our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) whether the amount of payments of principal (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) any additions to, modifications of or deletions from the terms of such debt securities with respect to the events of default or covenants set forth in the applicable indenture;

          (14) whether such debt securities will be issued in certificated or book-entry form;

          (15) whether such debt securities will be in registered or bearer form or both and, if and to the extent in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if and to the extent in bearer form, the denominations thereof and terms and conditions relating thereto;

          (16) the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable indenture, or any modification thereof;

          (17) the terms, if any, upon which such debt securities may be convertible into shares of our common stock or other equity securities (and the class thereof) and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          (18) whether and under what circumstances we will pay additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;

          (19) the provisions, if any, relating to the security provided for such debt securities; and

          (20) any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

     Our debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

     Except as may be set forth in the applicable prospectus supplement, our debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of our debt securities protection in a highly leveraged or similar action involving us or in the event of a change of control of us. However, certain restrictions on ownership and transfers of our shares of common stock and other equity securities designed to preserve our status as a REIT may act to prevent or hinder a change of control. See "Description of Common Stock -- Restrictions on Ownership." Reference is made to the applicable prospectus supplement for information with respect to any deletion from, modification of or addition to the events of default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable prospectus supplement, our debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest on any series of debt securities will be payable at the applicable trustee's corporate trust office, the address of which will be set forth in the applicable prospectus supplement; provided, however, that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

     Any interest not punctually paid or duly provided for on any date upon which interest is payable with respect to a debt security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such debt security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable trustee, notice of which shall be given to the holder of such debt security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable indenture.

     Subject to certain limitations applicable to debt securities issued in book-entry form, our debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee. In addition, subject to certain limitations applicable to debt securities issued in book-entry form, our debt securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable trustee. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.

     Neither we nor any trustee will be required (i) to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) to register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or (iii) to issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

MERGER, CONSOLIDATION OR SALE

     Each indenture will provide that we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, provided that (a) either we must be the continuing corporation, or the successor corporation (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets must expressly assume payment of the principal of (and premium, if any), and interest on, all of our outstanding debt securities and the due and punctual performance and observance of all of our covenants and conditions contained in the applicable indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes our obligation or an obligation of any of our subsidiaries as a result thereof as having been incurred by us or such subsidiary at the time of such transaction, no event of default under the applicable indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion concerning such conditions shall be delivered to the trustee.

CERTAIN COVENANTS

     Existence. Except as permitted under "-- Merger, Consolidation or Sale," the indenture will require that we do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (by articles of incorporation, bylaws or statute) and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business.

     Maintenance of Properties. The indenture will require us to cause all of our properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition and we must cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries will not be prevented from selling or otherwise disposing for value our properties in the ordinary course of business.

     Insurance. The indenture will require us to, and to cause each of our subsidiaries to, keep or cause to be kept in force upon all of our properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

     Payment of Taxes and Other Claims. The indenture will require that we pay or discharge or cause to be paid or discharged (or, if applicable, cause to be transferred to bond or other security), before the same shall become delinquent,
(a) all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon our income, profits or property or any of our subsidiaries, and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any of our subsidiaries, provided, however, that we will not be required to pay or discharge (or transfer to bond or other security) or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

     Provision of Financial Information.  Whether or not we are subject to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the indenture will require that we, within 15 days after each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the Securities and Exchange Commission if we were so subject, (a) transmit by mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended if we were subject to such Sections, (b) file with the trustee copies of the annual reports, quarterly and other documents that we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended if we were subject to such Sections, and (c) supply promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder of debt securities.

     Additional Covenants. Any additional covenants made by us with respect to any of the series of debt securities will be set forth in the prospectus supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable indenture, the indenture will provide that the following events are "Events of Default" with respect to any series of debt securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any debt security of such series; (b) default in the payment of the principal of (or premium, if any, on) any debt security of such series at its maturity; (c) default in making any sinking fund payment as required for any debt security of such series; (d) default in the performance of any other covenant made by us contained in the applicable indenture (other than a covenant added to such indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in such indenture; (e) default under any evidence of our indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured which results in the acceleration of indebtedness in an aggregate principal amount exceeding $10,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled as provided in the applicable indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee, of us or of any Significant Subsidiary or of the respective property of either; and
(g) any other event of default provided with respect to that series of debt securities. The term "Significant Subsidiary" means each of our significant subsidiaries (as defined in Regulation S-X promulgated under the Securities Act of 1933).

     If an Event of Default under any indenture with respect to debt securities of any series issued thereunder at the time outstanding occurs and is continuing, then in every such case the applicable trustee or the holders of not less than 25 percent in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under such indenture, as the case may be) has been made, the holders of not less than a majority in principal amount of debt securities of such series (or of each series of debt securities then outstanding under such indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) we have deposited with such trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then outstanding under such indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable trustee and (b) all events of default, other than the nonpayment of accelerated principal (or specified portion thereof) with respect to debt securities of such series (or of all debt securities then outstanding under such indenture, as the case may be) have been cured or waived as provided in such indenture. The indenture will also provide that the holders of not less than a majority in principal amount of the debt securities of any series (or of each series of debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any debt security of such series or (y) in respect of a covenant or provision contained in such indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

     The indenture will provide that the trustee thereunder is required to give notice to the holders of debt securities issued thereunder within 90 days of a default under the indenture unless such default shall have been cured or waived; provided, however, that such trustee may withhold notice to the holders of any such series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of the trustee consider such withholding to be in the interest of such holders.

     The indenture will provide that no holder of debt securities of any series issued thereunder may institute any proceeding, judicial or otherwise, with respect to such indenture or for any remedy thereunder, except in the case of the failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the debt securities held by that holder at the respective due dates thereof.

     Subject to provisions in the indenture relating to its duties in case of default, the trustee thereunder is under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless such holders shall have offered to such trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of each series of debt securities then outstanding under such indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to such trustee, or of exercising any trust or power conferred upon such trustee. However, such trustee may refuse to follow any direction which is in conflict with any law or such indenture, which may involve such trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, we are required to deliver to each trustee under the indentures a certificate, signed by one of several specified officers, stating whether such officer has knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of any indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued thereunder which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such debt security; (b) reduce the principal amount of, or the rate of amount of interest on, or any premium payable on redemption of, any such debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security; (c) change the place of payment, or the currency or currencies, for payment of principal of, or premium, if any, or interest on any such debt security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security; (e) reduce the percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security.

     The holders of a majority in aggregate principal amount of outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with certain of our covenants in the applicable indenture, including those described in "-- Certain Covenants."

     Modifications and amendments of the indenture may be made by us and the trustee without the consent of any holder of debt securities issued thereunder for any of the following purposes: (a) to evidence the succession of another person to us as obligor under such indenture; (b) to add to our covenants for the benefit of the holders of all or any series of debt securities issued thereunder or to surrender any right or power conferred upon us in such indenture; (c) to add events of default for the benefit of the holders of all or any series of debt securities issued thereunder; (d) to add or change any provisions of such indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities issued thereunder in bearer form, or to permit or facilitate the issuance of such debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of such debt securities of any series in any material respect; (e) to change or eliminate any provision of such indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series issued thereunder created prior thereto which are entitled to the benefit of such provision; (f) to secure the debt securities issued thereunder; (g) to establish the form or terms of debt securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of such debt securities into shares of our common stock; (h) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under such indenture by more than one trustee; (i) to cure any ambiguity, defect or inconsistency in such indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued thereunder in any material respect; or (j) to supplement any of the provisions of such indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities issued thereunder, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series issued thereunder in any material respect.

     The indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of such debt securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (b) the principal amount of a debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in (a) above); (c) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security in the applicable indenture; and (d) debt securities we own or any other obligor upon the debt securities or any of our affiliates or of such other obligor shall be disregarded.

     The indenture will contain provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the trustee and also, upon our request, or the request of holders of at least 25 percent in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the applicable indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

     Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting and (b) the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable prospectus supplement, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with such trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The indenture will provide that, unless otherwise indicated in the applicable prospectus supplement, we may elect either (a) to defease and be discharged from any and all obligations (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) with respect to such debt securities ("defeasance") or (b) to be released from our obligations with respect to such debt securities under the applicable indenture (being the restrictions described under the caption "-- Certain Covenants") or if provided in the applicable prospectus supplement, our obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an event of default with respect to such debt securities ("covenant defeasance"), in either case upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, we have delivered to the applicable trustee an opinion of Counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of such indenture. In the event of such defeasance, the holders of such debt securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities which are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of actions by a central bank or other public institution of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise described in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than the event of default described in clause (d) under "-- Events of Default, Notice and Waiver" with respect to the specified sections in the applicable indenture (which Sections would no longer be applicable to such debt securities) or clause (g) thereunder with respect to any other covenants as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. In any such event, we would remain liable to make payments of such amounts due at the time of acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

CONVERTIBLE DEBT SECURITIES

     The terms and conditions, if any, upon which the debt securities are convertible into shares of our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include whether such debt securities are convertible into shares of common stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status.

     Reference is made to the section captioned "Description of Common Stock" for a general description of shares of our common stock to be acquired upon the conversion of debt securities, including a description of certain restrictions on the ownership of shares of our common stock.

BOOK-ENTRY DEBT SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

                         DESCRIPTION OF PREFERRED STOCK

     Our authorized capital stock consists of 90,000,000 shares of common stock, par value $0.01 per share, 15,000,000 shares of preferred stock, par value $0.01 per share, and 105,000,000 shares of excess stock, par value $0.01 per share, issuable in exchange for capital stock as described below under "Description of

Common Stock -- Restrictions on Ownership." At January 16, 2001, we had no shares of preferred stock outstanding.

GENERAL

     Under our articles of incorporation, our Board of Directors may from time to time establish and issue one or more series of preferred stock without shareholder approval. Our Board of Directors may, subject to the express provisions of any other series of preferred stock then outstanding, alter the designation, classify or reclassify any unissued preferred stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. Because our Board of Directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of our common stock. Preferred stock will, when issued, be fully paid and nonassessable.

     The following description of our preferred stock sets forth certain general terms and provisions of our preferred stock to which any prospectus supplement may relate. The statements below describing our preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation and our bylaws.

     The prospectus supplement relating to any preferred stock offered thereby will contain the specific terms thereof, including, without limitation: (i) the designation of the series, which may be by distinguishing number, letter or title; (ii) the dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series; (iii) the redemption rights, including conditions and the price or prices, if any, for shares of the series; (iv) the terms and amounts of any sinking fund for the purchase or redemption of shares of the series; (v) the rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, and the relative rights of priority, if any, of payment of shares of the series; (vi) whether the shares of the series shall be convertible into shares of any other class or series, or any of our other securities, or securities of any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; (vii) restrictions on the issuance of shares of the same series or of any other class or series; (viii) the voting rights, if any, of the holders of shares of the series; and (ix) any other relative rights, preferences and limitations on that series.

RANK

     Unless otherwise specified in the prospectus supplement, our preferred stock being issued will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) senior to all classes or series of our common stock, and to all equity securities ranking junior to preferred stock we have issued, (ii) on a parity with all equity securities we have issued the terms of which specifically provide that such equity securities rank on a parity with preferred stock; and (iii) junior to all equity securities we have issued the terms of which specifically provide that such equity securities rank senior to preferred stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of preferred stock of each series will be entitled to receive, when, as and if declared by our Board of Directors, out of our assets legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable prospectus supplement) at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on our share transfer books on such record dates as shall be fixed by our Board of Directors.

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

     Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     Unless otherwise specified in the prospectus supplement, if any shares of preferred stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on any of our shares of preferred stock or common stock of any other class or series ranking, as to dividends, on a parity with or junior to the preferred stock of such series for any period unless (i) if such series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred stock of such series for all past dividend periods and the then-current dividend period or (ii) if such series of preferred stock does not have a cumulative dividend, full dividends for the then-current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of such series, all dividends declared upon preferred stock of such series and any other series of preferred stock ranking on a parity as to dividends with such preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such shares of preferred stock do not have a cumulative dividend) and such other series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then-current dividend period, no dividends (other than in common stock or preferred stock ranking junior to the preferred stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon shares of the common stock, or preferred stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation, nor shall any shares of our common stock, or any other preferred stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for other shares of our common stock or preferred stock ranking junior to the preferred stock of such series as to dividends and upon liquidation).

REDEMPTION

     If so provided in the applicable prospectus supplement, any series of our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

     The prospectus supplement relating to a series of our preferred stock that is subject to mandatory redemption will specify the number of shares of such preferred stock that we will redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for our preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of such preferred stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable class or series of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

     Notwithstanding the foregoing, unless (i) if such series of preferred stock has a cumulative dividend, full cumulative dividends on all our preferred stock of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends of the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then-current dividend period, no preferred stock of any series shall be redeemed unless all outstanding preferred stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of such series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series. In addition, unless (i) if such series of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then-current dividend period, we shall not purchase or otherwise acquire directly or indirectly any preferred stock of such series (except by conversion into or exchange for shares of our capital stock ranking junior to our preferred stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of such series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series.

     If fewer than all of our outstanding preferred stock of any series are to be redeemed, we will determine the number of shares to be redeemed, and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner we determine.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state: (i) the redemption date; (ii) the number of shares and the series of preferred stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the preferred stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of preferred stock to be redeemed from each such holder. If notice of redemption of any preferred stock has been given and if we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any of our preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any shares of common stock or any other class or series of preferred stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all our outstanding preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.

VOTING RIGHTS

     Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

     Unless provided otherwise for any series of preferred stock, so long as any shares of preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of our capital stock ranking senior to such series of preferred stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital shares into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our articles of incorporation or the designating amendment for such series of preferred stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the preferred stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of preferred stock and provided further that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or (y) any increase in the amount of authorized shares of such series or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of preferred stock of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of preferred stock.

RESTRICTIONS ON OWNERSHIP

     As discussed below under "Description of Common Stock -- Restrictions on Ownership," for us to qualify as a REIT under the U.S. Internal Revenue Code (the "Code"), not more than 50% in value of our outstanding equity securities of all classes may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any of our preferred stock. Therefore, the designating amendment for each series of preferred stock may contain provisions restricting the ownership and transfer of preferred stock.

BOOK-ENTRY PREFERRED STOCK

     The preferred stock of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of preferred stock will be described in the applicable prospectus supplement relating to such series.

REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for the preferred stock will be set forth in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     We may issue receipts for depositary shares, each of which will represent a fractional interest or a share of a particular series of a class of our preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of the particular series of shares of preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the shares of preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights). At January 16, 2001, we had no depositary shares issued or outstanding.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of our preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request.

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

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of the depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holder, subject, if set forth in the applicable prospectus supplement, to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

     In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject, if set forth in the applicable prospectus supplement, to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

     Unless otherwise specified in the applicable prospectus supplement, upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of shares of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever we redeem preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to noncumulative shares of preferred stock, dividends for the current dividend period only) thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the fraction of the redemption price and any other amounts per share payable with respect to the preferred stock specified in the applicable prospectus supplement. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot.

     After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption upon surrender thereof to the preferred stock depositary.

VOTING OF THE UNDERLYING PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of shares of preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares that represent such shares of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of shares of preferred stock represented by such holder's depositary shares. The preferred stock depositary will vote the amount of shares of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action that may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of shares of preferred stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares.

LIQUIDATION PREFERENCE

     In the event of liquidation, dissolution or winding up of us, whether voluntary or involuntary, each holder of a depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

     Our depositary shares, as such, are not convertible into shares of our common stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of the shares of preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of common stock or preferred stock, as the case may be, and we will agree that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of shares of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, one or more new depositary receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares which represent the shares of preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the depositary shares evidenced by the depositary receipts then outstanding.

     We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if (i) such termination is to preserve our status as a REIT or (ii) a majority of each class of preferred stock affected by such termination consents to such termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related shares of preferred stock in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such shares of preferred stock or (iii) each related share of preferred stock shall have been converted into capital stock not so represented by depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, unless otherwise specified in the applicable prospectus supplement, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The preferred stock depositary will forward to holders of depositary receipts any reports and communications from us which are received by the preferred stock depositary with respect to the related shares of preferred stock.

     Neither us nor the preferred stock depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Our obligations and those of the preferred stock depositary under the deposit agreement will be limited to performing the respective duties thereunder in good faith and without negligence, gross negligence or willful misconduct, and neither us nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

     If the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on such claims, requests or instructions received from us.

                          DESCRIPTION OF COMMON STOCK

     Our authorized capital stock consists of 90,000,000 shares of common stock and 15,000,000 shares of preferred stock. There also is authorized 105,000,000 shares of excess stock, issuable in exchange for capital stock, as described below under "-- Restrictions on Ownership." At January 16, 2001, we had outstanding 30,456,705 shares of common stock. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

GENERAL

     The following description of our common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of our debt securities or our preferred stock or upon the exercise of our warrants to purchase common stock. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation and bylaws.

COMMON STOCK

     The holders of common stock elect all directors and are entitled to one vote per share on all matters submitted to a vote of the stockholders. Stockholders are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for that purpose. Upon any liquidation, dissolution or winding up of us, holders of common stock are entitled to share pro rata in any distribution to stockholders. Holders of common stock have no preemptive, subscription or conversion rights. The common stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or other similar rights.

     We purchased from six limited partnerships and one general partnership 14 properties in July 1992, and purchased from a trust one property in August 1993, in exchange for the issuance to the partnerships and the trust of an aggregate of 346,172 restricted shares of common stock . All of the shares issued in connection with these acquisitions are subject to piggyback registration rights under certain circumstances.

RESTRICTIONS ON OWNERSHIP

     For us to qualify as a REIT, not more than 50 percent in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; the shares must be beneficially owned (without reference to any rules of attribution) by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and certain other requirements must be satisfied. See "Federal Income Tax Considerations -- Taxation of Commercial Net Lease Realty, Inc."

     To ensure that five or fewer individuals do not own more than 50 percent in value of the outstanding common stock, our articles of incorporation provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8 percent in value of the outstanding capital stock. Our Board of Directors may waive this ownership limit if evidence satisfactory to us and our tax counsel is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of such waiver, our Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our status as a REIT.

     This ownership limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving our status as a REIT, this ownership limit may prevent any person or small group of persons from acquiring unilateral control of us.

     If the ownership, transfer or acquisition of shares of common stock, or change in our capital structure or other event or transaction would result in
(a) any person owning (applying certain attribution rules) capital stock in excess of the ownership limit, (b) fewer than 100 persons owning our capital stock, (c) our being "closely held" within the meaning of Section 856(h) of the Code, or (d) our otherwise failing to qualify as a REIT, then the ownership, transfer or acquisition, or change in capital structure or other event or transaction that would have such effect will be void as to the purported transferee or owner, and the purported transferee or owner will not have or acquire any rights to the capital stock to the extent required to avoid such a result. Capital stock owned, transferred or proposed to be transferred in excess of the ownership limit or which would otherwise jeopardize our status as a REIT will automatically be converted to excess stock. A holder of excess stock is not entitled to distributions, voting rights, and other benefits with respect to such shares except for the right to payment of the purchase price for the shares (or, in the case of a devise or gift or similar event which results in the issuance of excess stock, the fair market value at the time of such devise or gift or event) and the right to certain distributions upon liquidation. Any dividend or distribution paid to a proposed transferee or holder of excess stock shall be repaid to us upon demand. Excess stock shall be subject to our repurchase at our election. The purchase price of any excess stock shall be equal to the lesser of (i) the price paid in such purported transaction (or, in the case of a devise or gift or similar event resulting in the issuance of excess stock, the fair market value at the time of such devise or gift or event), or (ii) the fair market value of such common stock on the date on which we or our designee determines to exercise its repurchase right. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the purported transferee of any excess stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring such excess stock and to hold such excess stock on our behalf.

     For purposes of our articles of incorporation, the term "person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a
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

portion of a trust permanently set aside to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participated in a public offering of our capital stock for a period of sixty (60) days following the purchase by such underwriter of capital stock therein, provided that the foregoing exclusions shall apply only if the ownership of such capital stock by such underwriter would not cause us to fail to qualify as a REIT by reason of being "closely held" within the meaning of
Section 856(a) of the Code or otherwise cause us to fail to qualify as a REIT.

     All certificates representing capital stock will bear a legend referring to the restrictions described above.

     Our articles of incorporation provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5.0 percent of the outstanding capital stock, or such lower percentage as may be required pursuant to regulations under the Code or as may be requested by our Board of Directors, must file a written notice with us no later than January 31 of each year with respect to the prior year containing (a) the name and address of such owner, (b) the number of shares of capital stock owned by such holder and (c) a description of how such shares are held. In addition, each stockholder shall be required to disclose, upon demand, to us in writing such information with respect to the direct, indirect and constructive ownership of shares as the directors deem necessary to comply with the provisions of the Code as applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     The ownership limitations described above may have the effect of precluding acquisitions of control of us by a third party.

TRANSFER AGENT

     First Union National Bank is the transfer agent of the common stock.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     We may issue common stock warrants for the purchase of common stock. Common stock warrants may be issued independently or together with any of our other securities offered by any prospectus supplement and may be attached to or separate from such securities offered. Each series of common stock warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the common stock warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of common stock warrants. The following sets forth certain general terms and provisions of the common stock warrants offered hereby. Further terms of the common stock warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the terms of the common stock warrants in respect of which this prospectus is being delivered, including, where applicable, the following: (a) the title of such common stock warrants; (b) the aggregate number of such common stock warrants; (c) the price or prices at which such common stock warrants will be issued; (d) the number of shares of common stock purchasable upon exercise of such common stock warrants;
(e) the designation and terms of the other securities offered with which such common stock warrants are issued and the number of such common stock warrants issued with each such security offered; (f) the date, if any, on and after which such common stock warrants and the related common stock will be separately transferable; (g) the price at which each share of common stock purchasable upon exercise of such common stock warrants may be purchased; (h) the date on which the right to exercise such common stock warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such common stock warrants which may be exercised at any one time; (j) information with respect to book-entry procedures, if any; (k) any limitations on the acquisition or ownership of such common stock warrants which may be required in order to maintain our status as a REIT; (l) a discussion of certain federal income tax considerations; and (m) any other terms of such common stock

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

warrants, including terms, procedures and limitations relating to the exchange and exercise of such common stock warrants.

     Reference is made to the section captioned "Description of Common Stock" for a general description of the common stock to be acquired upon the exercise of the common stock warrants, including a description of certain restrictions on the ownership of common stock.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following is a summary of the material federal income tax consequences of the ownership of our capital stock, prepared by Shaw Pittman, our tax counsel. This discussion is based upon the laws, regulations, and reported rulings and decisions in effect as of the date of this prospectus (or, in the case of certain regulations, proposed as of such date), all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income tax consequences applicable to all investors in light of their particular investment circumstances, or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the federal, state or local tax considerations relevant to our operation, or to the purchase, ownership or disposition of our common stock or our preferred stock has been requested from the Internal Revenue Service or other tax authority. Shaw Pittman has rendered certain opinions discussed herein and believes that if the Internal Revenue Service were to challenge the conclusions of Shaw Pittman, such conclusions should prevail in court. However, opinions of counsel are not binding on the Internal Revenue Service or on the courts, and no assurance can be given that the conclusions reached by Shaw Pittman would be sustained in court. Investors should consult their own tax advisors in determining the federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our common stock or preferred stock, the tax treatment of a REIT and the effect of potential changes in applicable tax laws.

TAXATION OF COMMERCIAL NET LEASE REALTY, INC.

     General. Since our inception, we have elected, and believe we have qualified, to be taxed as a REIT for federal income tax purposes, as defined in Sections 856 through 860 of the Code. The provisions of the Code pertaining to REITs are highly technical and complex. If various conditions imposed by the Code are met, a REIT is, with limited exceptions, not taxed at the corporate level on income that is currently distributed to the REIT's stockholders. Undistributed income is taxed at regular corporate rates and may be subject to a 4 percent excise tax. In addition, a REIT may be subject to the "alternative minimum tax" on its items of tax preference and is subject to income tax at the highest corporate rate on income from foreclosure property and to penalty taxes on excessive unqualified income and prohibited transactions.

     If we fail to qualify as a REIT for any taxable year and certain relief provisions do not apply, we will be subject to federal income tax (including alternative minimum tax) as an ordinary corporation on our taxable income at regular corporate rates without any deduction or adjustment for distributions to holders of common stock or preferred stock. To the extent that we would, as a consequence, be subject to tax liability for any such year, the amount of cash available for satisfaction of our liabilities and for distribution to holders of common stock or preferred stock would be reduced. Distributions to holders of common stock or preferred stock generally would be taxable as ordinary income to the extent of current and accumulated earnings and profits and, subject to certain limitations, would be eligible for the corporate dividends received deduction, but there can be no assurance that any such distributions would be made. We would not be eligible to elect REIT status for the four subsequent taxable years, unless our failure to qualify was due to reasonable cause and not willful neglect and unless certain other requirements were satisfied.

     Opinion of Shaw Pittman. Based upon representations made by our officers with respect to relevant factual matters, upon the existing Code provisions, rules and regulations promulgated thereunder (including
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

proposed regulations) and reported administrative and judicial interpretations thereof, upon Shaw Pittman's independent review of such documents and other information as Shaw Pittman deemed relevant in the circumstances and upon the assumption that we will operate in the manner described in this prospectus, Shaw Pittman has advised us that, in its opinion, (a) we have, for the years 1984 through 1999, met the requirements for qualification and taxation as a REIT and
(b) our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for 2000. It must be emphasized, however, that our ability to qualify as a REIT is dependent upon our actual operating results and future actions and events and no assurance can be given that the actual results of our operations and the future actions and events will enable us to satisfy in any given year the requirements for qualification and taxation as a REIT.

     Requirements for Qualification as a REIT. As discussed more fully below, the Code defines a REIT as a corporation (a) which is managed by one or more trustees or directors; (b) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (c) which would be taxable, but for Sections 856 through 860 of the Code, as a domestic corporation; (d) which is neither a financial institution nor an insurance company; (e) the beneficial ownership of which is held by 100 or more persons; (f) which is not closely held; and (g) which meets certain other tests regarding the nature of its assets and income and the amount of its distributions.

     Ownership Tests. More specifically, the ownership requirements that we must satisfy as a REIT are that (a) during the last half of each taxable year not more than 50 percent of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals and (b) there must be at least 100 stockholders on at least 335 days of such 12-month taxable year (or a proportionate number of days of a short taxable year). In order to meet these requirements, or to otherwise obtain, maintain or reestablish REIT status, and for no other purpose, our articles of incorporation empower our Board of Directors to redeem, at its option, a sufficient number of shares or to restrict the transfer thereof to bring or to maintain the ownership of our shares in conformity with the requirements of the Code. The redemption price to be paid will be fair market value as reflected in the latest quotations, or, if no quotations are available, the net asset value of the shares as determined by our Board of Directors.

     Under our articles of incorporation, each holder of our capital stock is required, upon demand, to disclose to our Board of Directors in writing such information with respect to direct and indirect ownership of our shares as the Board of Directors deems necessary to comply with provisions of the Code applicable to us, or to comply with the requirements of any other appropriate taxing authority. Certain Treasury regulations govern the method by which we are required to demonstrate compliance with these stock ownership requirements and the failure to satisfy such regulations could cause us to fail to qualify as a REIT. We have represented that we have met, and expect to meet, these stock ownership requirements for each taxable year.

     Asset Tests. At the end of each quarter of our taxable year, at least 75 percent of the value of our total assets must consist of "real estate assets," cash and cash items (including receivables) and government securities. The balance of our assets generally may be invested without restriction, except that holdings of securities not within the 75 percent class of assets generally must not, with respect to any issuer, exceed 5 percent of the value of our assets or 10 percent of the issuer's outstanding voting securities. The term "real estate assets" includes real property, interests in real property, leaseholds of land or improvements thereon, and any property attributable to the temporary investment of new capital (but only if such property is stock or a debt instrument and only for the one-year period beginning on the date we receive such capital). We have represented that at the end of each quarter we have met, and expect in the future to continue to meet, this asset test.

     Income Tests. We currently must meet two separate tests with respect to our sources of income for each taxable year. In general, at least 75 percent of our gross income (excluding income from prohibited transactions) for each taxable year must be from rents from real property, interest on obligations secured by mortgages on real property, gains from the sale or other disposition of real property and certain other sources. In addition, we must derive at least 95 percent of our gross income (excluding income from prohibited transactions) for each taxable year from any combination of the items of income which qualify under the

75 percent test, from dividends and interest and from gains from the sale, exchange or other disposition of certain stocks and securities.

     Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. Our leases provide for either fixed rent, sometimes with scheduled escalations, or a fixed minimum rent and a percentage of gross receipts in excess of some threshold. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an owner of 10 percent or more of our aggregate capital stock, directly or constructively own 10 percent or more of such tenant (referred to as a "related party tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15 percent of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." We anticipate that none of our gross annual income will be considered attributable to rents that are based in whole or in part on the income or profits of any person; that no more than a de minimis amount of our gross annual income will be considered attributable to the rental of personal property; and that none of our gross annual income will be from related party tenants. Finally, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom we derive no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by us are "usually or customarily rendered" in connection with the rental space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, we are currently permitted to earn up to one percent of our gross income from tenants, determined on a property-by-property basis, by furnishing services that are noncustomary or provided directly to the tenants, without causing the rental income to fail to quality as rents from real property. We will provide certain services with respect to our properties. We do not anticipate that any of these services will be (a) of a type other than those usually or customarily rendered in connection with the rental space for occupancy only or (b) of a type considered rendered to any of the occupants of our properties.

     Should we fail to satisfy either or both of the 75 percent or 95 percent tests for any taxable year, we may still qualify as a REIT if (a) such failure is due to reasonable cause and not willful neglect; (b) we report the nature and amount of each item of our income on a schedule attached to our tax return for such year; and (c) the reporting of any incorrect information is not due to fraud with intent to evade tax. However, even if these three requirements were met and we were not disqualified, a penalty tax of 100 percent would be imposed by reference to the amount by which we failed the 75 percent or 95 percent test (whichever amount is greater).

     In addition to the 75 percent and 95 percent tests, for each taxable year before 2000, we were required to derive less than 30 percent of our gross income (including gross income from prohibited transactions) from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property or property involuntarily or compulsorily converted through destruction, condemnation or similar events); (ii) stocks or securities held for less than one year; and (iii) property sold or otherwise disposed of in a prohibited transaction. We have represented that, for each taxable year before 2000, we did not recognize gross income of a type, in an amount or at a time which would have caused us to fail the 30 percent test.

     Distribution Requirements. We must distribute annually to our stockholders ordinary income dividends in an amount equal to at least (a) 95 percent of the sum of (i) our "real estate investment trust taxable income" (before deduction of dividends paid and excluding any net capital gains) and (ii) the excess of net income from foreclosure property over the tax on such income, minus (b) certain excess non-cash income. Real estate investment trust taxable income generally is our taxable income computed as if we were an ordinary corporation, with certain adjustments. Distributions must be made in the taxable year to which they relate or, if declared before the timely filing of our tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year. To the extent that we do not distribute all of our net capital gain or distribute at least 95 percent, but less than 100 percent, of our real estate investment trust taxable income, as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of
(x) 85 percent of our ordinary income, (y) 95 percent of our net capital gain net income for such year and (z) any undistributed taxable income from prior periods, we would be subject to a 4 percent excise tax on the excess of such required distribution over the amounts actually distributed.

     We have represented that we have made and intend to make distributions to stockholders that will be sufficient to meet the annual distribution requirements. Under some circumstances, however, it is possible that we may not have sufficient funds from our operations to pay cash dividends to satisfy these distribution requirements. If the cash available to us is insufficient, we might raise cash in order to make the distributions by borrowing funds, issuing new securities or selling assets. If we ultimately were unable to satisfy the 95 percent distribution requirement, we would fail to qualify as a REIT and, as a result, would be subject to federal income tax as an ordinary corporation without any deduction or adjustment for distributions to holders of common stock or preferred stock.

     If we were to fail to meet the 95 percent distribution requirement as a result of an adjustment to our tax returns by the Internal Revenue Service, we could maintain our qualification as a REIT by paying a "deficiency dividend" (plus a penalty and interest) within a specified period which will be permitted as a deduction in the taxable year with respect to which the adjustment is made.

     Distributions to Holders of Preferred Stock. Distributions with respect to our preferred stock will be taxable as described below in "-- Taxation of Taxable Domestic Stockholders," "-- Taxation of Tax-Exempt Stockholders" and
"-- Taxation of Foreign Stockholders."

     Redemption or Conversion of Preferred Stock to Common Stock. Assuming that preferred stock will not be redeemed or converted at a time when there are distributions in arrears, in general, no gain or loss will be recognized for federal income tax purposes upon the redemption or conversion of our preferred stock at the option of the holder solely into common stock. The basis that a holder will have for tax purposes in the common stock received will be equal to the adjusted basis the holder had in the preferred stock so redeemed or converted and, provided that the preferred stock was held as a capital asset, the holding period for the common stock received will include the holding period for the preferred stock redeemed or converted. A holder, however, will generally recognize gain or loss on the receipt of cash in lieu of a fractional share of common stock in an amount equal to the difference between the amount of cash received and the holder's adjusted basis in such fractional share.

     If a redemption or conversion occurs when there is a dividend arrearage on the preferred stock and the fair market value of the common stock exceeds the issue price of the preferred stock, a portion of the common stock received might be treated as a dividend distribution taxable as ordinary income.

     Adjustments to Conversion Price. Under section 305 of the Code, holders of preferred stock may be deemed to have received a constructive distribution of stock that is taxable as a dividend where the conversion ratio is adjusted to reflect a cash or property distribution with respect to the common stock into which it is convertible. An adjustment to the conversion price made pursuant to a bona fide, reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the preferred stock may not qualify as being pursuant to a bona fide, reasonable adjustment formula. If a nonqualifying adjustment were made, the holders of preferred stock might be deemed to have received a taxable stock dividend.

     Taxation of Taxable Domestic Stockholders. For any taxable year in which we qualify as a REIT for federal income tax purposes, our distributions to our stockholders that are United States persons (generally, any person other than a nonresident alien individual, a foreign trust or estate or a foreign partnership or corporation) generally will be taxed as ordinary income. Amounts received by such United States persons that we have properly designated as capital gain dividends generally will be taxed as long-term capital gain (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his common stock or preferred stock. However, corporate stockholders may be required to treat up to 20 percent of certain capital gain dividends as ordinary income. Such ordinary income and capital gain are not eligible for the dividends received deduction allowed to corporations. Distributions to such United States persons in excess of our current or accumulated earnings and profits will be considered first a tax-free return of capital, reducing the tax basis of each stockholder's common stock or preferred stock and then, to the extent the distribution exceeds each stockholder's basis, a gain realized from the sale of common stock or preferred stock. We will notify each stockholder as to the portions of each distribution which, in our judgment, constitute ordinary income, capital gain or return of capital. Any dividend that is (a) declared by us in October, November or December of any calendar year and payable to stockholders of record on a specified date in such months and (b) actually paid by us in January of the following year, shall be deemed to have been both paid by us and received by the stockholders on December 31 of such calendar year and, as a result, will be includable in gross income of the stockholders for the taxable year which includes such December 31.

     Stockholders may not deduct on their income tax returns any net operating or net capital losses we may have. We may carry forward net operating losses for 15 years and may use such losses to reduce taxable income and the amounts that we will be required to distribute in order to remain qualified as a REIT. We may carry forward net capital losses for five years and we may use such losses to reduce capital gains. Losses not used within the relevant period expire.

     Upon the sale or other disposition of our common stock or preferred stock, a stockholder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the adjusted basis of the shares involved in the transaction. Such gain or loss will be long-term capital gain or loss if, at the time of sale or other disposition, the shares involved have been held for more than one year. In addition, if a stockholder receives a capital gain dividend with respect to a share of common stock or preferred stock which he has held for six months or less at the time of sale or other disposition, any loss recognized by the stockholder will be treated as long-term capital loss to the extent of the amount of the capital gain dividend that was treated as long-term capital gain.

     Distributions from us and gain from the disposition of common stock or preferred stock will not be treated as passive activity income and, therefore, stockholders will not be able to apply any passive activity losses against such income. Dividends from us (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of common stock or preferred stock generally will be treated as investment income for purposes of the investment income limitation.

     The state and local income tax treatment of us and our stockholders may not conform to the federal income tax treatment described above. (For example, in most states, individual stockholders who are residents of the state will be subject to state income tax on dividends and gains on their shares in us, but the state of Delaware -- unlike most, if not all, other states -- also taxes nonresident stockholders of a REIT on dividends and gains from the REIT to the extent, if any, that such income is attributable to property located in Delaware.) As a result, investors should consult their own tax advisors for an explanation of how other state and local tax laws would affect their investment in common stock or preferred stock.

     Backup Withholding. We will report to our stockholders and the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 31 percent with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with his correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

     Taxation of Tax-Exempt Stockholders. Distributions by us to a stockholder that is a tax-exempt entity generally will not constitute "unrelated business taxable income" ("UBTI") as defined in Section 512(a) of the Code, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. For taxable years beginning after December 31, 1993, however, qualified trusts that hold more than 10 percent (by value) of the shares of certain REITs may be required to treat a certain percentage of the distributions of such REITs as UBTI. The conditions which trigger this requirement do not currently exist, and we do not anticipate that they will ever exist. This requirement will apply only if (a) we would not qualify as a REIT for federal income tax purposes but for the application of a "look-through" exception to the five or fewer requirement applicable to shares being held by qualified trusts and (b) we are "predominantly held" by qualified trusts. A REIT is predominantly held if either (i) a single qualified trust holds more than 25 percent by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10 percent by value of the REIT interests, hold in the aggregate more than 50 percent of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income (less certain associated expenses of the REIT). A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5 percent for any year. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if we are able to satisfy the five or fewer requirements without relying upon the "look-through" exception. The existing restrictions on ownership of shares in our articles of incorporation will prevent the application of the provisions treating a portion of the REIT distributions as UBTI to tax-exempt entities purchasing shares pursuant to the offering, absent a waiver of the restrictions by our Board of Directors.

     Taxation of Foreign Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign participants and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. The following discussion assumes that the income from investment in the capital stock will not be effectively connected with the Non-U.S. Stockholders' conduct of a United States trade or business. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local laws with regard to an investment in capital stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current and accumulated earnings and profits. Such dividends ordinarily will be subject to a withholding tax equal to 30 percent of the gross amount of the dividend, unless an applicable tax treaty reduces or eliminates that tax. A number of U.S. tax treaties that reduce the rate of withholding tax on corporate dividends do not reduce, or reduce to a lesser extent, the rate of withholding applied to dividends from a REIT. We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies (and, with regard to payments on or after January 1, 2000, the Non-U.S. Stockholder files IRS Form W-8 with us and, if the capital stock is not traded on an established securities market, acquires a taxpayer identification number from the Internal Revenue Service) or (ii) the Non-U.S. Stockholder files an IRS Form 4224 (or, with respect to payments on or after January 1, 2000, files IRS Form W-8 with us) with our claim that the distribution is effectively connected income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholders' shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of the shares, as described below. If it cannot be determined at the time a distribution is paid whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate of 30 percent. However, a Non-U.S. Stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. Beginning with payments made on or after January 1, 2000, we will be permitted, but not required, to make reasonable estimates of the extent to which distributions exceed current or accumulated earnings and profits. Such distributions will generally be subject to a 10 percent withholding tax, which may be refunded to the extent it exceeds the shareholder's actual U.S. tax liability, provided the required information is furnished to the Internal Revenue Service.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30 percent branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. We are required by applicable Treasury Regulations to withhold 35 percent of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. We currently believe that we are, and expect to continue to be, a "domestically controlled REIT," and in such case the sale of shares would not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA nonetheless will be taxable to a Non-U.S. Stockholder if (i) investment in the shares is treated as "effectively connected" with the Non-U.S. Stockholders' U.S. trade or business, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met. Effectively connected gain realized by a foreign corporate shareholder may be subject to an additional 30 percent branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the shares would be required to withhold and remit to the Internal Revenue Service 10 percent of the purchase price.

                              ERISA CONSIDERATIONS

     THE FOLLOWING IS A SUMMARY OF MATERIAL CONSIDERATIONS ARISING UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA") AND THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 4975 OF THE CODE THAT MAY BE RELEVANT TO YOU. THIS DISCUSSION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF ERISA OR THE CODE THAT MAY BE RELEVANT TO PARTICULAR INVESTORS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. IF YOU ARE AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA, OR A GOVERNMENTAL, CHURCH, OR OTHER PLAN THAT IS EXEMPT FROM ERISA YOU ARE ADVISED TO CONSULT YOUR OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER APPLICABLE PROVISIONS OF ERISA, THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE OFFERED SECURITIES BY SUCH PLAN OR IRA.

FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS

     A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan subject to ERISA (an "ERISA Plan") should consider the fiduciary standards under ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment of any portion of the ERISA Plan's assets in the Offered Securities. Accordingly, such fiduciary should consider (a) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (b) whether the investment is in accor-dance with the documents and instruments governing the ERISA Plan as required by
Section 404(a)(1)(D) of ERISA; (c) whether the investment is prudent under
Section 404(a)(1)(B) of ERISA; and (d) whether the investment is solely in the interests of the ERISA Plan participants and beneficiaries and for the exclusive purpose of providing benefits to the ERISA Plan participants and beneficiaries and defraying reasonable administrative expenses of the ERISA Plan as required by Section 404(a)(1)(A) of ERISA.

     In addition to the imposition of fiduciary standards, ERISA and Section 4975 of the Code prohibit a wide range of transactions between an ERISA Plan, an IRA, or certain other plans (collectively, a "Plan") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA and "disqualified persons" within the meaning of the Code). Thus, a Plan fiduciary or person making an investment decision for a Plan also should consider whether the acquisition or the continued holding of the offered securities might constitute or give rise to a direct or indirect prohibited transaction.

PLAN ASSETS

     The prohibited transaction rules of ERISA and the Code apply to transactions with a Plan and also to transactions with the "plan assets" of a Plan. The "plan assets" of a Plan include the Plan's interest in an entity in which the Plan invests and, in certain circumstances, the assets of the entity in which the Plan holds such interest. The term "plan assets" is not specifically defined in ERISA or the Code, nor, as of the date hereof, has it been interpreted definitively by the courts in litigation. On November 13, 1986, the United States Department of Labor, the governmental agency primarily responsible for administering ERISA, adopted a final regulation (the "DOL Regulation") setting out the standards it will apply in determining whether an equity investment in an entity will cause the assets of such entity to constitute "plan assets." The DOL Regulation applies for purposes of both ERISA and Section 4975 of the Code.

     Under the DOL Regulation, if a Plan acquires an equity interest in an entity, which equity interest is not a "publicly-offered security," the Plan's assets generally would include both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulation defines a publicly-offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, or sold pursuant to an effective registration statement under the Securities Act of 1933 (provided the securities are registered under the Securities Exchange Act of 1934, as amended within 120 days after the end of the fiscal year of the issuer during which the offering occurred). Any common stock sold pursuant to this prospectus and the applicable prospectus supplement would be sold in an offering registered under the Securities Act of 1933 and is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended.

     The DOL Regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be "widely held" solely because the number of independent investors falls below 100 subsequent to a public offering as a result of events beyond the issuer's control. We believe the common stock to be "widely held."

     The DOL Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as may be the case with offerings of the offered securities, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. We believe that the restrictions imposed under our articles of incorporation on the transfer of the common stock are limited to restrictions on transfer generally permitted under the DOL Regulation and are not likely to result in the failure of the common stock to be "freely transferable." See "Description of Common Stock -- Restrictions on Ownership." The DOL Regulation only establishes a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the Department of Labor and the U.S. Treasury Department would not reach a contrary conclusion with respect to the common stock.

     Assuming that the common stock is "widely held" and "freely transferable," we believe that the common stock constitutes publicly-offered securities for purposes of the DOL Regulation and that our assets will not be deemed to be "plan assets" of any plan that invests in the common stock.

     Additional ERISA considerations that apply to the acquisition or continued holding of offered securities that are common stock warrants, preferred stock, depositary shares or debt securities that are convertible into equity securities will be contained in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

     We may sell our securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

     Underwriters may offer and sell our securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale, or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell our securities upon the terms and conditions set forth in an applicable prospectus supplement. In connection with the sale of our securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of our securities for whom they may act as agent. Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation we pay to underwriters or agents in connection with the offering of our securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the our securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933.

     If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase our securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to contracts shall be not less or more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (i) the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of our securities less the principal amount thereof covered by contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

                                    EXPERTS

     The consolidated balance sheets and financial statement schedules of Commercial Net Lease Realty, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and statements of cash flows for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein, and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of our securities will be passed upon for us by Shaw Pittman, Washington, D.C., a partnership including professional corporations. In addition, the description of federal income tax consequences contained in this Prospectus is based upon the opinion of Shaw Pittman.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are the amounts of fees and expenses (other than underwriting discounts and commissions) we will pay in connection with the offering of our securities. All amounts set forth below, with the exception of the SEC Registration Fee, are estimated.

SEC Registration Fee........................................  $  5,000(1)
Printing and Mailing Costs..................................  $200,000
Accounting Fees and Expenses................................  $ 50,000
Legal Fees and Expenses.....................................  $150,000
Miscellaneous...............................................  $ 10,000
                                                              --------
          Total.............................................  $415,000(1)
                                                              ========

---------------

(1) Includes $180,000,000 of unissued offered securities previously registered under registration statement No. 333-64511. A registration fee of $56,000 was previously paid with respect to such amount.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our articles of incorporation provide that the liability of our directors and officers for money damages shall be eliminated to the maximum extent permitted by Maryland law. Under current Maryland law, the directors are liable to us or our stockholders for money damages only for liability resulting from
(i) acts or omissions committed in bad faith involving active and deliberate dishonesty that were material to the cause of action adjudicated, as established by a final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services. Our articles of incorporation also provide that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

     Our articles of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Maryland law. Under current Maryland law, we will indemnify (i) any director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expense incurred by him in connection with the proceeding and (ii) any present or former director or officer against any claim or liability unless it is established that (a) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (b) he actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, our bylaws require us to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, who is made a party to a proceeding by reason of his status as a director, officer, employee or agent, to the fullest extent provided by Maryland law. Current Maryland law provides that we shall have received, before providing any such payment or reimbursement, (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by Maryland law and our bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our bylaws also permit us to provide indemnification, payment or reimbursement of expenses to any of our employees or agents in such capacity.

ITEM 16.  EXHIBITS

     The following exhibits, as noted, are filed herewith, previously have been filed, or will be filed by amendment.

  EXHIBIT NO.
 (PER EXHIBIT
   TABLES IN
  ITEM 601 OF
REGULATION S-K)                          DESCRIPTION
---------------                          -----------
     *1.1        Form of Underwriting Agreement for Debt Securities.
     *1.2        Form of Underwriting Agreement for Equity Securities.
      3.1        First Amended and Restated Articles of Incorporation of the
                 Registrant (filed as Exhibit 3.1 to the Registrant's
                 Registration Statement No. 333-64511, and incorporated
                 herein by reference).
      3.2        Bylaws of the Registrant (filed as Exhibit 3.3(ii) to
                 Amendment No. 2 to the Registrant's Registration Statement
                 No. 1-11290 on Form 8-B, and incorporated herein by
                 reference).
      4.1        Specimen Certificate of Common Stock, par value $0.01 per
                 share, of the Registrant (filed as Exhibit 3.4 to the
                 Registrant's Registration Statement No. 1-11290 on Form 8-B,
                 and incorporated herein by reference).
      4.2        Form of Indenture (filed as Exhibit 4.2 to the Registrant's
                 Registration Statement No. 33-61165 on Form S-3, and
                 incorporated herein by reference).
      4.3        Form of Debt Security (included in Exhibit 4.2).
     *4.4        Form of Common Stock Warrant Agreement.
      4.5        Form of Indenture (filed as Exhibit 4.1 to the Registrant's
                 Current Report on Form 8-K dated March 20, 1998, and
                 incorporated herein by reference).
     *4.6        Form of Certificate for Preferred Stock.
     *4.7        Form of Deposit Agreement and Depositary Receipt.
      5          Opinion of Shaw Pittman, including consent. Filed herewith.
      8          Opinion of Shaw Pittman regarding Tax Matters, including
                 consent. Filed herewith.
     12          Statement of Computation of Ratios of Earnings to Fixed
                 Charges and Preferred Stock Dividends. Filed herewith.
     23.1        Consent of KPMG LLP. Filed herewith.
     23.2        Consent of Shaw Pittman. Included in Exhibits 5 and 8.
     24          Power of Attorney (contained on the signature page hereto).
    *25          Statement of Eligibility of Trustee on Form T-1.

---------------
* To be filed by amendment or incorporated by reference in connection with the offering of the offered securities.

ITEM 17.  UNDERTAKINGS.

     (a) The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on January 16, 2001.

                                          COMMERCIAL NET LEASE REALTY, INC.
                                          (Registrant)

                                          By:   /s/ JAMES M. SENEFF, JR.
                                            ------------------------------------
                                                    JAMES M. SENEFF, JR.
                                                   CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints James M. Seneff, Jr. and Gary M. Ralston and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all documents (including both pre- and post-effective amendments in connection with this registration statement), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting onto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

              /s/ JAMES M. SENEFF, JR.                         Chairman of the Board           January 16, 2001
-----------------------------------------------------       and Chief Executive Officer
                James M. Seneff, Jr.                       (Principal Executive Officer)

                 /s/ GARY M. RALSTON                               President and               January 16, 2001
-----------------------------------------------------  Chief Operating Officer and Director
                   Gary M. Ralston

                /s/ KEVIN B. HABICHT                       Executive Vice President and        January 16, 2001
-----------------------------------------------------         Chief Financial Officer
                  Kevin B. Habicht                      (Principal Financial and Accounting
                                                               Officer) and Director

                /s/ ROBERT A. BOURNE                        Vice Chairman of the Board         January 16, 2001
-----------------------------------------------------
                  Robert A. Bourne

                  /s/ EDWARD CLARK                                   Director                  January 16, 2001
-----------------------------------------------------
                    Edward Clark

               /s/ CLIFFORD R. HINKLE                                Director                  January 16, 2001
-----------------------------------------------------
                 Clifford R. Hinkle

               /s/ RICHARD B. JENNINGS                               Director                  January 16, 2001
-----------------------------------------------------
                 Richard B. Jennings

                  /s/ TED B. LANIER                                  Director                  January 16, 2001
-----------------------------------------------------
                    Ted B. Lanier

                                    EXHIBITS

EXHIBIT NO.                            DOCUMENT
-----------                            --------
   *1.1      Form of Underwriting Agreement for Debt Securities.
   *1.2      Form of Underwriting Agreement for Equity Securities.
    3.1      First Amended and Restated articles of incorporation of the
             Registrant (filed as Exhibit 3.1 to the Registrant's
             Registration Statement No. 333-64511, and incorporated
             herein by reference).
    3.2      Bylaws of the Registrant (filed as Exhibit 3.3(ii) to
             Amendment No. 2 to the Registrant's Registration Statement
             No. 1-11290 on Form 8-B, and incorporated herein by
             reference).
    4.1      Specimen Certificate of Common Stock, par value $0.01 per
             share, of the Registrant (filed as Exhibit 3.4 to the
             Registrant's Registration Statement No. 1-11290 on Form 8-B,
             and incorporated herein by reference).
    4.2      Form of Indenture (filed as Exhibit 4.2 to the Registrant's
             Registration Statement No. 33-61165 on Form S-3, and
             incorporated herein by reference).
    4.3      Form of Debt Security (included in Exhibit 4.2).
   *4.4      Form of Common Stock Warrant Agreement.
    4.5      Form of Indenture (filed as Exhibit 4.1 to the Registrant's
             Current Report on Form 8-K dated March 20, 1998, and
             incorporated herein by reference).
   *4.6      Form of Certificate for Preferred Stock.
   *4.7      Form of Deposit Agreement and Depositary Receipt.
    5        Opinion of Shaw Pittman, including consent. Filed herewith.
    8        Opinion of Shaw Pittman regarding Tax Matters, including
             consent. Filed herewith.
   12        Statement of Computation of Ratios of Earnings to Fixed
             Charges and Preferred Stock Dividends. Filed herewith.
   23.1      Consent of KPMG LLP. Filed herewith.
   23.2      Consent of Shaw Pittman. Included in Exhibits 5 and 8.
   24        Power of Attorney (contained on the signature page hereto).
  *25        Statement of Eligibility of Trustee on Form T-1.

---------------
* To be filed by amendment or incorporated by reference in connection with the offering of the offered securities.